UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2016

WHERE FOOD COMES FROM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of	333-133634 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)
Incorporation)

221 Wilcox, Suite A
Castle Rock, Colorado		80104
(Address of Principal Executive Offices)		(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 16, 2016, Where Food Comes From, Inc. (WFCF or the Company) exercised its call option to purchase the remaining 40% of the outstanding stock of Validus Verification Services, LLC (Validus) in exchange for aggregate consideration of approximately $363,000, which includes $163,000 in cash and 93,057 shares of common stock of WFCF valued at approximately $200,000 based upon the closing price of our stock on February 29, 2016, of $2.15 per share. Pursuant to the Operating Agreement, the Company has 30 days after the exercise of the call option to make the cash and stock payment.

The transaction will be financed with cash on hand.

As previously reported, on September 16, 2013, the Company acquired a 60% interest in Validus in exchange for aggregate consideration of approximately $1.5 million, which included $565,000 in cash and 712,196 shares of common stock of WFCF valued at approximately $940,000 based upon the closing price of our stock on September 16, 2013, of $1.32 per share.

On September 16, 2013, the Company filed a Current Report on Form 8-K (the “Initial 8-K”) to report, among other things, the signing of the Asset Purchase and Contribution Agreement, the Amended and Restated Operating Agreement, and the Employment Agreement, dated September 16, 2013. A copy of the Purchase Agreement, the Operating Agreement, and the Employment Agreement (the Agreements) were filed as Exhibit 2.1, 2.2 and 2.3, respectively, and are incorporated herein by reference.

Item 9.01	Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, March 16, 2016

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHERE FOOD COMES FROM, INC.
(Registrant)

	By:	/s/ Dannette Henning
Date: March 17, 2016		Dannette Henning
Chief Financial Officer